EXHIBIT 4.7

PORTIONS OF THIS AGREEMENT WERE OMITTED AND HAVE BEEN FILED
 SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN
APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE
 SECURITIES EXCHANGE ACT OF 1934; [**] DENOTES OMISSIONS

Supplemental Agreement

Agreement NET002.B

Between

Amdocs Software Systems Limited

And
Radcom Ltd

Supplement NO. --

1.0 Preamble

    1.1 Overview

This Subordinate Agreement No. RADCOM01 (this “Agreement”) is pursuant to and hereby incorporates by reference the terms and conditions of (1) The Master Subcontractor Agreement  between Amdocs, Inc. (“Amdocs”) and Radcom, Inc. dated March 23rd, 2015 as assigned by Radcom, Inc. to Radcom Ltd. by Assignment, Consent and Consumption Agreement dated December 30, 2015 and as amended by Amendment to the Subcontract Agreement dated December 30, 2015 (collectively the “Subcontractor Agreement”) as if Amdocs Software Systems, Ltd., were Amdocs, Inc. for purposes of the Subcontractor Agreement; and (2) The Value Added Reseller Agreement between Amdocs Software Systems Limited and RADCOM Ltd dated December 30, 2015 and as amended by the Addendum to the Value Added Reseller Agreement dated December 30, 2015 (collectively the “VAR”). Both the Subcontract Agreement and the VAR may be collectively referred to herein as the “General Agreements.” Terms capitalized herein but not otherwise defined shall have the meaning given to them in the General Agreements.

    1.2 Preamble and Effective Date

This Agreement, effective on the date when signed by the last Party (“Effective Date”), is by and between Amdocs Software Systems Limited, an Irish corporation (“Amdocs”), and Radcom, Ltd., an Israeli Corporation (“Radcom”), each of which may be referred to in the singular as “Party” or in the plural as “Parties”

    1.3 Scope of Agreement

a.
This Agreement shall only apply to Amdocs’ resale to AT&T of the Software and provision of Services described herein and in Appendix A for the Virtual Probe Solution (vprobe), subject to the terms and conditions of this Agreement and the EULA and pursuant to and in conformance with Statements Of Work (each an “Order”) submitted by Amdocs or its Affiliates.  The applicable fee for the Material and Services is specified in Appendix B.  Amdocs Affiliates may issue Orders under this Agreement.  Radcom shall not reject any Order for Material or Services described in Appendix A unless the Order includes:

1.	Delivery Dates to which Radcom has not agreed, prior to the placement of the Order, and which Radcom is unable to meet; or

2.	Terms and conditions to which Radcom has not agreed, prior to placement of the Order, and which are objectionable to Radcom; or

3.	Prices contrary to those established under this Agreement.

b.
If Radcom rejects an Order, Radcom, shall give Amdocs written notice stating Radcom’s reasons for rejecting the Order and the modifications, if any, that would make the Order acceptable to Radcom. Radcom shall furnish Materials that materially conform to the Specifications established under this Agreement or as otherwise set forth in an Order.  If Radcom is unable to tender conforming Material, Radcom shall not tender non-conforming Material; the Parties agree non-conforming tenders are not an accommodation to Amdocs.  All Delivery Dates are firm, and time is of the essence.

2.0 Definitions

    2.1 Capitalized Terms Not Defined

Capitalized terms used but not defined in this Agreement shall take the meanings assigned to such terms by the General Agreements.  For the sake of clarification, capitalized terms used and defined herein, which have also been defined in the General Agreements, shall have for the scope of this Agreement the meaning set in this Agreement.

2.2 Additional Definitions

“Software” means RADCOM Software as described in Appendix A.

“CP” or “Control Plane” means transmitted data that is used to control (e.g., establish, clear, etc.) sessions and/or calls.

“CPU” or “Central Processing Unit” means the hardware within a system that carries out the instructions of a program or application software.

“CSO” means AT&T Chief Security Office.

“End User License Agreement” or “EULA” shall mean that Agreement No. 20151218.060.C between AT&T and Radcom Ltd. with respect to the Software.

“Enterprise Wide License” means a license granted to AT&T and all AT&T Affiliates.

“Error” shall mean defects found in Software which cause the Software to function in non-compliance with the Specifications.

“Evaluation Period” means the period after First Field Application but before General Acceptance. Evaluation Period shall last [**] days.

“First Field Application” or “FFA” means the Services that are provided in connection with the Software being passed from the Labs to the Network (as Network is defined AT&T’s or any of its Affiliates’ 4G mobile networks deployed in the Territory, and used by AT&T or any of such Affiliates to provide mobile services to subscribers of said network) and deployed in a limited capacity as detailed in Appendix A in order to ascertain whether the Software meets contractually established criteria.

“General Acceptance” means Amdocs and AT&T’s acceptance of the Software or Services Ordered by Amdocs for AT&T and provided by Radcom to Amdocs that have successfully passed the Lab Acceptance and First Field Application, and successfully completed the Evaluation Period.  General Acceptance of the Software will be based on the features and functionality delivered in the March 2016 release, as detailed in Appendix A.

“Gbps” means Gigabits per second.

 “GGSN” or “Gateway GPRS Support Node” means a network node that acts as a gateway between a GPRS wireless data network and other networks such as the Internet or private networks. When a GPRS device establishes a Packet Data Protocol (PDP) Context to a specific Access Point Name (APN), the APN selected determines the GGSN to be used.

“Gi” or “SGi” means the reference point between a GGSN/PGW and the Internet.

“GTP-C” means the GTP-C protocol is the control section of the GPRS Tunneling Protocol (GTP) standard.

“GTP-U” means a relatively simple IP based tunneling protocol which permits many tunnels between each set of end points.

“GTPV1” means the GPRS Tunneling Protocol version 1 group of IP-based communications protocols used to carry General Packet Radio Service within GSM and UMTS networks.

“Hyper Text Transfer Protocol” or “HTTP” means the request/response communications protocol between clients and servers used to transfer or convey information on the World Wide Web.

“Intellectual Property Rights” means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, know-how, rights in content (including performance and synchronization rights), or other intellectual property rights that are in each case protected under the Laws of any governmental authority having jurisdiction.

“IP” means Internet Protocol.

“IPV6” means Internet Protocol Version 6.

“ITO” means AT&T Information Technology Operations.

“KPI” or “Key Performance Indicator” means a type of performance measurement.  AT&T uses KPIs to evaluate its success for particular activities, e.g., Call Drop Rate, Call Setup Delay.

“KCI” or “Key Capacity Indicator” means a type of capacity measurement.  AT&T uses KCIs to evaluate the load on a system and/or element.  CPU and memory utilization are common KCIs.

“LT” or “Long Term Storage” means the disk volumes that are used to store the control plane call trace (ISA) records on the probe.

“Material” means (a) Software licensed or otherwise provided hereunder, including without limitation and for the avoidance of doubt, where applicable, Paid for Development, and (b) any unit of equipment, apparatus, components, tools, supplies, material, product, or firmware thereto, and third party tangible and intangible materials provided or furnished by Supplier.

“Mbps” means Megabits per second.

“MCD” or “Master Configuration Document” means a document that identifies the configurable parameters and their current values for a system.  AT&T uses the MCD to document the AT&T-recommended parameter values and to determine whether a new software release impacts the recommended values.

“Minor Release” means an Update.

“MME” or “Mobility Management Entity” means the key control-node for the LTE access-network.

“MOP” means “Method Of Procedure”.

“NDC” or “National Data Center” means the location where the Serving/Packet (S/P)-Gateways (GWs) and GGSNs are housed.

“NEO Zone” means a high capacity service zone architecture defined by AT&T.  It includes recommended configurations for the Serving Gateways (SGW), Packet Gateways (PGW), GGSNs, and policy enforcement functions.

“NTC” or “National Technology Center” means the location where the S/P-GWs and GGSNs are housed.  The terms NTC and NDC are used interchangeably.

“OA&M” or “Operations, Administration and Management” means the processes, activities, tools, standards, etc., involved with operating, administering, managing and maintaining systems.

“PCEF” or “Policy Charging and Enforcing Function” means the protocol that provides Quality of Service control for user plane traffic in accordance with AT&T’s policy and charging rules.

“PGW” or “PDN Gateway” means the Packet Data Network Gateway, which is an LTE element that routes user data packets between AT&T’s LTE network and external packet data networks.

“PO” means Purchase Order.

“PPS” or “Packets Per Second” means the calculation for the router throughput metric.

“Protocol Data Unit” or “PDU” means the protocol data traffic from a combination of interfaces or monitored Nodes in the network. Control plane packets (such as GTP-C, Radius, RTSP, and DNS).

“S11 Interface” means the reference point between the MME and serving gateway.

“S4 Interface” means the user plane with related control and mobility support between SGSN and the SGW and is based on Gn reference point as defined between SGSN and GGSN.

“SGn Interface” means the LTE version of 2G/3G Gn interface.

“SGI Interface” means the reference point between the PDN GW and the packet data network.

“SGW” or “Serving Gateway” is an LTE element that routes and forwards user packets within AT&T’s network.

“ST” or “Short Term Storage” means the disk volumes that are used to store the user plane call trace (ISA) records on the probe.

“SP” or “Service Patch” means a minor Amdocs software release.  SPs are used to provide fixes to known problems and/or new features without requiring a major software release.

“Store-to-Disk” or “S2D” means the storage of only packet data to short-term or long-term volumes on a storage array.

“SW” means Software.

“TB” or “Terabyte” means a standard unit measure for 1 trillion bytes.

“TCP” or “Transmission Control Protocol” means a transport layer protocol which is used by applications that required guaranteed delivery of data.

“UDP” or “User Datagram Protocol” means a transport layer protocol which is used by applications that do not require guaranteed delivery of data.

“UP” or “User Plane” means the transmitted data representing the user content portion of a call or data session.  Voice conversations, web surfing, and email are examples of user plane data.

“Software Updates” means new versions of the Software made available, which are limited to  error corrections, bug fixes and/or patches;

“Software Upgrades” means new features or functions of the Software, whether contained in or designated as new versions.

“Supplier” means Radcom Ltd.

“Support and Maintenance” means the maintenance and support Services provided by Supplier after the Warranty Period with respect to Material that are provided under a separate Subordinate Support and Maintenance Agreement.

“Viral Open Source Software” means software (including source code) used or distributed under license terms that:

a.	requires as a condition of use, that such Viral Open Source Software or other software combined with such Viral Open Source Software be:

i. disclosed or distributed in source code form;

ii. licensed for the purpose of making derivative works; or

iii. redistributable at no charge;

b.	as a condition of use by AT&T, affect or purport to affect any AT&T intellectual property right not originating exclusively in such Viral Open Source Software; or

c.	impede or restrict AT&T’s ability to use the corresponding Materials as contemplated in the Specifications and Documentation.

“VoLTE” means voice over LTE and refers to packetized voice sent over an LTE network.

“Warranty Period” or “warranty period” will expire [**] months after General Acceptance or [**] whichever occurs first, during which Amdocs is entitled, for the benefit of AT&T, to the warranty coverage with respect to that Software. The Parties acknowledge that the warranty term described in the General Agreement does not apply, and only the warranty set forth in Section 4.9 shall apply with respect to the Software provided pursuant to this Agreement.  Should Amdocs purchase for resale to AT&T a product that uses an older version of Software, Amdocs shall be entitled for the benefit of AT&T during the Warranty Period to any and all newer versions of that Software up to and including the current release (but excluding any Upgrades).

3.0 General Terms

    3.1 Order of Precedence

The terms contained in this Agreement, and any Orders placed pursuant hereto, including all exhibits, appendices and subordinate documents attached to or referenced in this Agreement or any Orders placed pursuant hereto, together with the General Agreements, will constitute the entire integrated agreement between Amdocs  and Radcom with regard to the subject matter.  This Agreement supersedes all prior oral and written communications, agreements and understandings of the Parties, if any, with respect hereto. In the event of any conflict in terms between this Agreement, an Order, and the General Agreements, the Parties agree to follow the following order of precedence:

With respect to the Software, the terms of this Agreement will govern, then the terms set forth in an Order, and then the terms of the VAR. With respect to all Services (including but not limited to Paid For Development, other development, Maintenance and Support or other services and any unlicensed Materials, materials or Deliverables provided in connection therewith),  the terms of this Agreement will govern, then the terms set forth in an Order, and then the terms of the Subcontract Agreement.

Acceptance of Material or Services, payment or any inaction by Amdocs or where applicable AT&T, shall not constitute Amdocs or AT&T’s consent to or acceptance of any additional or different terms from those stated in this Agreement, except for terms in an Order placed by Amdocs and signed by both Parties.  Estimates furnished by Amdocs and Radcom are for planning purposes only and shall not constitute commitments. Amdocs and Radcom covenant never to contend otherwise.

    3.2 Notices

a.
Each Party giving or making any notice, consent, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: in person; first class mail with postage prepaid; Express Mail, Registered Mail, or Certified Mail (in each case, return receipt requested and postage prepaid); internationally recognized overnight courier (with all fees prepaid); facsimile transmission; or email.  If Notice is given by facsimile transmission or e-mail, it must be confirmed by a copy sent by any one of the other methods.  Each Party giving Notice shall address the Notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

Supplier:

Amdocs Software Systems Limited:

AMDOCS SOFTWARE SYSTEMS LIMITED
East Point Business Park
1st Floor, Block S
Dublin 3
Attn.: Manager of Contracts

Radcom Ltd.:

24 Raoul Wallenberg Street,
 Tel Aviv, Israel

Attn: Eyal Harari, VP Products and Marketing

 Email Address:  EyalH@radcom.com

b.
A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the Notice.  A Notice is deemed to have been received as follows:

1.	If a Notice is delivered by first class mail, five (5) days after deposit in the mail;

2.
If a Notice is furnished in person, or sent by Express Mail, Registered Mail, or Certified Mail, or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

3.
If a Notice is sent by e-mail or facsimile transmission, upon successful transmission to the receiving machine, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

c.
The addresses and telephone numbers to which notices or communications may be given to the Addressees of either Party may be changed by written notice given by such Party to the other pursuant to this Section.

  3.3 Term of Agreement

a.
This Agreement is effective on upon final signature (the “Effective Date”) and, unless terminated as provided in this Agreement, shall remain in effect for a term ending [**] years from the Effective Date  (the “Initial Term”).

b.	After the Initial Term, Amdocs shall have the option to extend the term for an additional period of [**] months by giving Radcom written notice at least [**] days prior to the expiration of the Initial Term. The termination or expiration of this Agreement shall not affect the obligations of either Party to the other Party pursuant to any Order previously executed hereunder, and the terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect. Likewise, termination, or expiration of the General Agreements shall not affect the obligations of either Party to the other Party pursuant to this Agreement, and the terms and conditions of the General Agreements shall continue to apply to this Agreement as if the General Agreements were still in effect.

4.0     Additional Terms and Conditions:

4.1 Lab Equipment and Software

Radcom shall provide the Software for use in AT&T’s labs for testing and evaluation purposes and AT&T shall provide all other material (including software or hardware) for the lab activities.

Lab testing for the purpose of moving forward to the FFA will be in accordance with the Project Plan.

The quantity and configuration of the Software to support AT&T’s requirements will be mutually agreed upon between Amdocs and Radcom with input from AT&T.  Radcom shall provide a basic one time installation service free of charge if needed. Other Services will be provided at a mutually agreed upon discount.

4.2 General Availability

Initial or first official release of the Software resold by Radcom to the AT&T Lab shall meet the requirements set forth below for General Availability.

“General Availability” or “GA” means that the condition of the official Software release version (including major releases and emergency patches) is such as to render it ready for deployment. These are the minimum GA requirements:

a.	Radcom has tested and certified to Amdocs that Radcom has identified no Critical faults.

b.	AT&T has received from Amdocs of all software, complete media, and documentation from Radcom.

c.	All emergency patches must be officially released by Radcom.

d.	The content of delivered software must be compatible with previous releases and remain consistent through the life of the core software.

e.
Radcom shall comply with the following policy regarding OS patch testing related to ongoing releases: Radcom will notify Amdocs of the patch releases Radcom plans to test prior to test execution. Amdocs will confirm within [**] working days whether releases have been accepted by AT&T (ITO/CSO). If AT&T have rejected a patch release, Amdocs will advise and Radcom will verify against the previous accepted version. Radcom will test one OS and one database patch version for each release.

f.
Included in the GA release is the associated final Documentation associated with each of the applicable target released components planned for deployment, provided that further updates to the Documentation may be made and provided to AT&T later on.

g.	Release notes have been provided by Radcom to Amdocs identifying major features expected in the release and any known issues (minor faults) that may be encountered during testing.

h.
Associated training materials compiled by Radcom technical subject matter experts are complete and available for use by AT&T.  AT&T pre-requisites are identified, documented, and met. This includes any additional software that must be obtained to satisfy requirements for the target release by Radcom.

i.	Any GA requirement may be waived (in writing in AT&T sole discretion) if there is a specific documented requirement for a non-GA release by AT&T.

4.3    Delivery, Performance, and Acceptance

For the purpose of the Software, the Subcontractor Agreement shall have no application.  In its place, the following shall apply between the Parties for such purposes:

a.
If installation services are provided for the Software for or during the FFA, it shall be considered complete and ready for AT&T’s consideration only after testing by Radcom in material compliance with both AT&T and Radcom installation Specifications and procedures.  Upon completion of the initial Installation, Radcom will submit to Amdocs (who shall then submit promptly to AT&T) a “Notice of Completion”. If found by AT&T to be materially in compliance with such installation Specifications and procedures, upon notice by AT&T, Amdocs will advise Radcom and the Software will be granted General Acceptance by Amdocs and, if not in compliance, then additional rounds of tests will be conducted until compliance is achieved. The Software shall be deemed Accepted upon the earliest occurrence of the following events: (i) a “Notice of Completion” was issued by Radcom, and Amdocs did not raise any material deviations from the installation Specifications and procedures, by the lapse of the period set for said tests as agreed by the Parties as part of the Project Plan; and/or (ii) if completion of Installation is delayed for an extended period of time due to an act and/or omission of AT&T, Amdocs and Radcom agree to achieve a mutually agreed resolution; and/or (iii) the Radcom Software is no longer deployed in a limited capacity; and/or (iv) there are no Critical and no more than [**] Major Errors. There will be an Evaluation Period after First Field Application to evaluate performance of the Software.

b.	If the Software meets the requirements as set forth in Appendix A for General Acceptance, Amdocs shall be deemed as Accepting the relevant Software component.

c.
Radcom, at its expense, shall correct defects or other issues impeding such General Acceptance within [**] working days, or as may be otherwise agreed to by the Parties, from receipt of Amdocs’ receipt of AT&T’s notification and shall notify Amdocs that such corrections have been made. Amdocs shall require that AT&T repeat the appropriate acceptance tests, and the above procedure shall continue until General Acceptance is achieved. General Acceptance shall be deemed to occur upon the earlier occurrence of the following events: (i) there are no Critical Errors and no more than [**] Major Errors; and/or (ii) Amdocs was notified on the remedy of the corrections, and failed to raise any feedback within [**] working days of said notification.

Amdocs shall not reject the Software which is subject to Acceptance by AT&T, unless to the extent rejected by AT&T and in the event AT&T accepted the Software as described above, Amdocs will accept accordingly and promptly.

4.3.1	Lab and FFA Process

The objective of the AT&T Product Acceptance Process is to validate the Radcom’s fulfillment of their solutions in AT&T’s Lab and in production with a FFA.

Radcom will work with Amdocs to prepare the following for AT&T:

(a)	FFA Project Plan with relevant milestones and resource allocation.

(b)	An Acceptance Test Plan (ATP), which highlights the relevant Test Objects to be validated. These Test Objects will cover the various functionalities of the Supplier solutions.

(c)	The lab test environment to be set up for the validation.

(d)	Establish a regular lab meeting schedule and method of documenting validation status and progress.

(e)
The scope of testing may include but is not limited to feature/functionality verification, negative tests, monitoring of other network elements, load/capacity tests, interoperability/interworking tests for D1 and other platforms, end-to-end performance evaluation, application tests, and user interface testing.

(f)
, If so requested by AT&T from Amdocs, Amdocs may mandate that a release be tested on an entire market/region before GA can be granted, and the Parties will agree as part of the FFA project plan on a per release basis.

4.3.2	AT&T Product Acceptance Milestones

The AT&T Product Acceptance Procedure consists of two steps: Lab testing and FFA.  The goal of the Lab phase is to demonstrate and test the Supplier’s software in AT&T’s lab as defined by a mutually agreed Acceptance Test Plan (ATP). The goal of the FFA phase is to introduce and test the Radcom’s software in an AT&T First Field Application area. An FFA precedes full network introduction of a product in AT&T’s network, and in which the Radcom’s software will be introduced into a live, commercial AT&T market for the first time.

For each of the phases, there are entry and exit criteria that have to be met in order to proceed towards the final goal, which is to reach the acceptance of the Radcom product.  Ready for Acceptance (RFA) entry criteria to the AT&T lab are used to determine that the solution is ready for testing in the AT&T lab environment. Ready For Service (RFS) criteria shall be used as entry criteria prior to start of FFA. RFA exit criteria (and hence RFS entry criteria) are used to determine that the solution is ready for service in the commercial network.

During the entire FFA process, the Radcom shall use commercially available tools and scripts available to Amdocs which shall be made available to AT&T. No proprietary development tools or software shall be used unless with prior agreement with Amdocs. In such cases, Radcom shall commit to provide AT&T with the software or tools required to continue the rollout and operation of the network.

4.3.3	Ready for Acceptance (RFA) Milestone

The RFA entry criteria are achieved when the following milestones are met:

•	Amdocs and Radcom have agreed to jointly-developed Acceptance Test Plans (ATPs) with AT&T input accepted.
•	All known “Critical” issues (found during Radcom testing period) have been resolved or have an agreed upon resolution plan.

•	Amdocs and Radcom have had an Entry RFA meeting and, upon AT&T’s agreement, agree to proceed to RFA.
•	Radcom has provided all required product documentation, including but not limited to
o	System load and product verification test plans and results, as needed to determine that RFA entry criteria are met.
o	Release notes and system impact document where all impacts and changes to Software, backend, and interfaces are identified.
o	Key documents where changes with impacts to AT&T 3rd party applications (ex. IT systems) and D1 Interworking (other suppliers’ nodes and systems) are identified.
o Response to Amdocs, with respect to AT&T security checklist and AT&T approval/acceptance
•
Radcom will hold a knowledge transfer workshop that will provide AT&T lab personnel with sufficient details regarding product architecture, operation, and implementation. Where possible, the information should include simulation results or knowledge gained from testing in Radcom’s lab. Knowledge transfers sessions’ topics shall include, but are not limited to, feature implementation, feature testing/simulation, delta training, etc. This may be in a customized format specifically addressing the current project, or Radcom may make use of existing training courses, so long as project timeline constraints are met, at no cost and with no minimum attendance requirements. Workshops will be scheduled for a mutually agreed timeframe to the AT&T lab and Radcom as lab entry criteria, and to provide knowledge transfer to meet project requirements.  Every effort will be made to schedule workshops on-site while appropriate Radcom personnel are present.

The RFA exit criteria is achieved with the following:

•	All tests specified in the ATPs have been completed, with any exceptions noted.
•
All known priority “Critical” issues remaining after the RFA phase have been resolved and all priority “Major” issues have an agreed upon resolution plan. Priority “Critical” issues have an acceptable and approved work around.

•	Amdocs, AT&T and Radcom have had an Exit RFA meeting and agreed to proceed on to the RFS stage.

4.3.4   Ready for Service (RFS) Milestone

The entry criteria to be met for RFS are:

•	All tests specified in the ATPs have been completed, with any exceptions noted.
•	All known “Critical” issues remaining after the RFA phase have been resolved and all “Major” priority issues have an agreed upon resolution plan.
•	AT&T, Amdocs and Radcom have had an Entry RFS meeting and agree to proceed.
•	Engineering support from AT&T, Amdocs or Radcom are available to monitor performance and issues related to the overall solution to be tested.

•	AT&T, Amdocs and Radcom have had a kick off meeting with AT&T Operations, ATS and other relevant teams.
•	Required Operational Training for the FFA has been held prior to proceeding to the field. Content of the training shall be agreed between Amdocs and Radcom.
•	The exit criteria to be met for RFS are:
o	All tests specified in the ATPs have been completed, with any exceptions noted.
o	All new “Critical” priority issues found during the RFS phase have been resolved. All “Major” issues have a resolution plan acceptable to Amdocs.
o	All major feature functionality has been proven to work satisfactorily
o
Software is benchmarked and the result is compared to performance with the prior software version and there is no degradation in features, functionality or capacity, unless any such degradation is agreed with Amdocs prior to FFA and is noted in Radcom’s documentation.

o
System is declared stable for a mutually agreed soak period and with normal usage.  The soak period starts after the last changes are implemented and lasts for a minimum of [**] weeks. All FFA documentation is completed and released, including FFA result document.

o	Updated MOP, Test Plans, and other FFA related documents that have been updated during the FFA should be provided to Amdocs.
o
A complete list of all cases failed during the FFA periods has been provided to Amdocs. This should be a detailed list which explains the nature of the problem for which the case was failed, and the nature of the fix.

o	A complete list of all patches applied during the FFA, and which cases those fixed, if applicable.

4.3.5	FFA Support

As part of the FFA process, Radcom shall initially support lab testing. Radcom will provide on-site and/or remote, as necessary, technical support to the lab during this initial test period.  This support is to include installation support, as well as design level technical and test support.  Once the FFA software is installed in the field, Supplier will provide sufficient support to the lab so long as support to the field installations is not affected.

4.3.6	Software Efficiency and Capacity Requirements

Radcom’s software shall be efficient to ensure minimal usage of AT&T hardware resources, as commercially possible. In case of inefficient use Radcom commits to make all reasonable efforts to improve the Software’s utilization of AT&T hardware resources at no additional cost.

4.4   Severity Levels impacting Acceptance

The defects/problems identified through testing will be assigned one of the following severity levels:

It is clarified that, in the event the below are caused by a component and/or service not provided by Radcom and/or its sub-contractors, or in the event the below are caused due to an act and/or omission of Amdocs, AT&T and/or any party acting on their behalf, then the below shall not be deemed as defects/problems caused by the Software.

1.
Critical:  Critical system functionality is not operational or not capable of producing critical deliverables (which have been pre-defined in Appendix A as critical) and there are no workarounds available.  The problem/defect has one or more of the following characteristics:

a.	Data corruption such that physical or logical data is unavailable or incorrect.

b.	System hangs. The system becomes non responsive indefinitely or there is severe performance degradation, causing unreasonable wait time for resources or response, as if the system is hanging.

c.	System crashes repeatedly. Database process or background processes fail and continue to fail after restart attempts.

d.
Critical functionality (which has been pre-defined in Appendix A or otherwise by the Parties in writing as critical) is not available.  The application cannot continue because a vital feature is inoperable.

e.	Resource limitation (e.g., disk space) prevents a user from doing work without an agreed-upon workaround.

f.	Security vulnerability beyond AT&T control that results in unauthorized access to systems, crashing of systems or data corruption, and which cannot be avoided by AT&T.

2.
Major:  Major system functions are unavailable or unusable.  An agreed-upon workaround is available, and operations can continue in a restricted fashion.  The problem/defect has one or more of the following characteristics:

a.	Reoccurring Errors causing the system to fail, but restart or recovery is possible.

b.	Severely degraded performance.

c.	Limited access to data to perform the job.

d.	Missing a message capture per requirements (no error message at all) when a major error occurs.

e.	Incorrect response to a command for a major system function.

f.	Security vulnerability with a workaround that mitigates such vulnerability.

g.	Some important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

3.	Minor: A defect/problem that does not rise to the level of either Critical or Major.

4.5 Documentation

a.	Radcom shall furnish, [**], Documentation for the Software and other Material delivered hereunder, including any and all succeeding changes, updates and upgrades.

b.
Documentation shall include user instructions, engineering guidelines, installation information, system manuals and training material in electronic form, Radcom’s customer facing written specifications, all written material defined in the table below associated with Software and other information that is normally delivered by Radcom regarding the Software and/or Material.  Engineering/capacity management guidelines shall include sufficient information and insight from Radcom to enable Amdocs to assist AT&T in capacity management of the Software under this Agreement.  Capacity management guidelines shall enable AT&T to determine the engineered capacity for the system and identify the key capacity indicators that should be monitored and trended to recognize when the system resources are nearing exhaust. Radcom will provide the following to Amdocs, in order to enable AT&T to capacity manage the monitoring system:

•	Capacity limits of the v-probe solution

•	Call model factors that were used to produce the stated capacity
•	A list of KCIs that should be used to monitor the stated capacity triggers
•	A mechanism to obtain the KCI data
•	MOP for installation and any making any changes to the Software. This MOP shall provide guidelines to install Software, Upgrades and Updates.

4.6 Ownership of Paid-For Development, Use and Reservation of Rights

a.	Ownership and Use of Rights and Items.

AT&T shall be the exclusive owner of all right, title, and interest in and to all Paid-For Development (defined below), including, without limitation, all Intellectual Property Rights therein and thereto.  Radcom shall assign or have assigned to AT&T and hereby assigns directly and solely to AT&T all Intellectual Property Rights in and to the Paid-For Development.  “Paid-For Development” shall mean any and all Items to the extent produced or developed by or on behalf of Radcom or its employees, agents, or direct or indirect contractors or suppliers (and whether completed or in-progress), or forming part of any deliverable, pursuant to this Agreement (including, without limitation, under any statement of work, exhibit, order or other document under, subordinate to, or referencing this Agreement) (collectively “Agreements”) for the development of which AT&T has been charged monies by Amdocs (and Amdocs in return has been charged monies by Radcom) in one or more of the Agreements (“Development Fees”).  Payment of standard license fees, configuration, integration, and implementation fees or standard maintenance fees, and standard support fees shall not be deemed payment of Development Fees under this subsection.  Paid-For Development shall always exclude all Excluded Materials, and shall further exclude any third-party software as to which Radcom lacks the right to transfer or assign the Intellectual Property Rights therein and thereto to AT&T. For the avoidance of doubt, Radcom’s development of Paid-For Development shall not, in and of itself, limit Radcom’s right to develop and provide similar products or technologies for Radcom’s other customers besides AT&T (“Outside Similar Development”), it being understood that where Radcom engages in Outside Similar Development, Radcom must not violate the terms and conditions of this Agreement and, in particular, must not infringe or misappropriate any of AT&T’s Intellectual Property Rights, including without limitation any of AT&T’s Intellectual Property Rights in and to any Paid-For Development.

“Items” shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices, computer programs, source codes, interfaces, designs, files, specifications, texts, drawings, processes, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

“Excluded Materials” shall mean: i) Radcom’s Pre-Existing Materials; ii) Radcom’s Independently Developed Materials; and iii) Radcom’s Mere Reconfigurations

“Radcom’s Pre-Existing Materials” shall mean those Items (including derivatives thereof)  owned by Radcom or by Radcom’s suppliers to the extent and in the form that such Items (including derivatives thereof) (i) existed prior to the date Radcom began any work under this Agreement and (ii) were created without any use of any AT&T Items.

“Radcom’s Independently Developed Materials” shall mean those Items (including, without limitation, derivatives thereof, e.g., Updates and Upgrades, fixes and patches) that have been developed by Radcom or its employees, agents, or direct or indirect contractors or suppliers, or on the aforementioned parties’ behalf i) without use of any AT&T Items and ii) independently of any work performed under any Agreements.

“Radcom’s Mere Reconfigurations” means those specific integrations, implementations and/or reconfigurations of Radcom’s pre-existing software performed by Radcom, or on Radcom’s behalf, but only to the extent that such integrations, implementations and reconfigurations are alterations to such software that are strictly required to permit Radcom’s software to function on AT&T’s network or service platform. In no event shall Radcom’s Mere Reconfigurations include enhancements, modifications, or updates that are not contained in Radcom’s Pre-Existing Materials and that add any features, functionality, or capabilities.

For the sake of removing any doubt, it is clarified that Amdocs and/or its Affiliates shall have no title, license or right of any sort, in the Paid-For Development and/or the Excluded Materials except as may be otherwise provided under the escrow of the source code section in the General Agreements,.

b.	License Grant to Excluded Materials.

If and to the extent that Radcom embeds any Excluded Materials in the Paid-For Development, Radcom hereby grants and promises to grant and have granted to AT&T and its Affiliates a royalty-free, nonexclusive, sublicensable, assignable, transferable, irrevocable, perpetual, world-wide license in and to the Excluded Materials (but, insofar as the Excluded Materials consists of software in object code form, not to the underlying  source code or detailed specification) and under (but not to) any applicable Intellectual Property Rights of Radcom to use (provided that this right to  use shall not include the right to develop, modify, enhance, customize, create derivative works, or improve, all of which are not granted except for the limited “modify” right below), copy, modify (except that software in object code form may not be modified),  distribute, display, perform, import, make, sell, offer to sell, and exploit (and have others  do any of the foregoing on or for AT&T’s or any of its customers’ behalf or benefit) the Excluded Materials, but only insofar as such Excluded Materials are embedded in the Paid-For Development by Radcom.

c.	Further Acts and Obligations.

Radcom will take or secure such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by AT&T to evidence, transfer, perfect, vest or confirm AT&T’s right, title and interest in any Paid-For Development.  Radcom shall, in all events and without the need of AT&T’s request, secure all Intellectual Property Rights in any Paid-For Development (and any licenses specified above in any Excluded Materials) from each employee, agent, subcontractor or sub-supplier of Radcom who has or will have any rights in the Paid-For Development or Excluded Materials.

d.	Reservation of Rights and Limited License.

Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Radcom any right, title, or interest in or to (or granting to Radcom any license or other permissions in or to) any or all:  a) Items created by or on behalf of AT&T or directly or indirectly provided to Radcom (in any form, including, without limitation, verbally) by or on behalf of AT&T or its third party providers (“AT&T Provided Items”); b) Paid-For Development or c) Intellectual Property Rights, including, without limitation, any Intellectual Property Rights in or to any AT&T Provided Items or Paid-For Development.  The sole exception to the foregoing reservation of rights is that AT&T hereby grants Radcom a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by AT&T, to use the AT&T Provided Items and Paid-For Development solely as instructed by AT&T and to the extent necessary for Radcom to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement.  In no way expanding the foregoing license, said license in no manner permits Radcom to (and Radcom hereby promises not to without the explicit prior written and signed consent of AT&T Intellectual Property, Inc. (“ATTIPI Consent”) make use of any AT&T Provided Items, Paid-For Development or AT&T Intellectual Property Rights either for the benefit of any third party or other than as instructed in writing by AT&T. (AT&T may be willing, in its sole discretion, to grant ATTIPI Consent in exchange for appropriate additional compensation).  Paid-For Development and AT&T Provided Items shall constitute AT&T Information under this Agreement.

e.	Notwithstanding anything in the General Agreement to the contrary, the Section of the General Agreement entitled “Title to Work” shall not apply to this Agreement.

4.7 Training

a.
Radcom and Amdocs shall make available a minimum [**] user training sessions, and [**] admin training sessions, in multi-person classes, up to [**] each, at an AT&T-designated site, at a date, time and location to be proposed by Amdocs and AT&T and reasonably agreed to by Radcom and Amdocs.  This will be provided at no cost.

b.
User training materials and admin training materials will be reasonably agreed upon by the Parties and be provided to the identified participants at least [**] week prior to the scheduled training, at no additional cost.

c.
Radcom will make available to AT&T, at the detailed below published Radcom rates (less any applicable discount to which AT&T is entitled), additional training material and courses to include instruction on functions, features and usability tailored to the specific group receiving the training. Radcom has a professionally-developed in house training curriculum for Radcom products that offer student guides that are designed to work in conjunction with the instructor’s presentation.  Each student enrolled in the class will receive a current copy of the student guide.

Training Course	Cost	Description
Training-Basic	US$ [**]	[**]
[**]
Training-Adv	US$ [**]	[**]
[**]
Administrator/Operations Training	US$ [**]	[**] · [**].

In addition to the training described above, AMDOCS shall receive the training set forth in the VAR and its Addendum.

4.8 Competitive Cost Analysis - Should Cost

Radcom shall maintain the Material and Services contemplated by this Agreement competitive as compared to reasonably comparable materials and services available in the marketplace, including with respect to pricing, features, performance, functions and capabilities, including capacity and scalability.  Amdocs shall have the right, upon AT&T’s request to conduct studies from time to time, including by engaging one or more third parties, regarding the Material and Services to assess their competitiveness, in accordance with AT&T’s guidelines and instructions.  Such analyses may evaluate, among other things, the cost to Radcom of internal components, services and processes.  Radcom shall reasonably cooperate with such studies, including by providing reasonably requested information with respect to the Material and Services. Amdocs acknowledges that Radcom is a publicly traded corporation and will cooperate subject to certain reporting rules of applicable regulatory bodies.

4.9 Warranty, Support and Maintenance

Amdocs will be entitled to Updates for Software for no additional cost during the term of the Support and Maintenance Agreement, for the sole purpose of providing said Updates to AT&T.  Support and Maintenance for the product will commence upon expiration of the Warranty Period, provided that Amdocs on behalf of AT&T enters into a separate Supplement for Support and Maintenance and all applicable Support and Maintenance fees are paid when due. Amdocs may purchase yearly support renewals for a product for so long as Support and Maintenance is generally available for that product.

4.10    Non-Exclusive Market

This Agreement does not grant Radcom any right or privilege to provide to Amdocs or AT&T any Material and Services of the type described in or purchased under this Agreement.  Except for obligations arising under an Order, this Agreement does not obligate Amdocs to purchase or license any such Material or Services.  AT&T may contract with other manufacturers and vendors for the procurement or trial of Material and Services or for Amdocs to contract with other manufacturers and vendors for the resale to, or the provision of a trial to AT&T of Material and Services comparable to those described in or purchased under this Agreement, and AT&T or Radcom may itself perform such Services.

4.11 Offshore Requirements

Radcom resources will be located in the United States, India, Israel, Canada and Brazil.

Radcom’s Offshore resources working on this Work Order will be located at the addresses listed in Appendix K:

Radcom’s Offshore resources can only access AT&T Systems/data while physically located in an AT&T-approved Radcom facility as stated in this Work Order, and may not at any time remotely access any AT&T System or data from outside of the AT&T-approved Radcom facilities as stated in the Work Order.

4.12 Liquidated Damages Regarding Initial Project Deployment

Radcom recognizes the importance of meeting Delivery Dates and agrees to the following Liquidated Damage provisions and procedures:

a.
Upon discovery of anything indicating a reasonable certainty that Software and/or Services will not be Delivered by the scheduled Delivery Date, Radcom shall notify Amdocs and provide the estimated length of delay. The Parties shall work jointly toward resolving the delayed Delivery and to agree on a revised Delivery Date.  Amdocs will use reasonable efforts to obtain agreement from AT&T on an extended Delivery Date and if such an extended date is agreed, will align the Radcom Delivery Date to the date agreed with AT&T.  If the Parties reach agreement on an extended Delivery Date  and Radcom fails to meet the extended Delivery Date, then Amdocs may (i) exercise its right to recover Liquidated Damages specified hereunder, to the extent AT&T has exercised its right to recover Liquidated Damages from Amdocs (ii) further extend the Delivery Date, and/or (iii) if such delay amounts to a material breach, terminate the applicable Order, but only after the cap of the Liquidated Damages mentioned below has been reached and only in the event AT&T has terminated the Applicable order with Amdocs, under this section. Notwithstanding any terms to the contrary in this Agreement or the General Agreements, the effective date of termination of the Amdocs Order with Radcom shall be the same as the effective date of termination of the corresponding scope of the AT&T order with Amdocs. No payments, progress or otherwise, made by Amdocs to Radcom after any scheduled Delivery Date shall constitute a waiver of Liquidated Damages. Delivery Dates shall be extended as and to the extent Radcom is unable to meet the original Delivery Date due to causes outside of Radcom’s control.  Such extension shall be proportionate to the delay caused by factors outside Radcom’s and/or Amdocs’ control, and in such events, the Liquidated Damages shall not apply.

b.
Notwithstanding the above paragraph, in the event of Radcom’s failure to meet a Delivery Date, Amdocs shall be entitled to recover amounts as liquidated damages, and not as a penalty. For the first [**] days of delay, no liquidated damages will apply. Thereafter, liquidated damages of [**] % percent of the price of delayed Software and/or Services shall apply for each week up to [**] % of the delayed Software or Services price.

For the sake of relieving any doubt, it is clarified that Radcom shall not be liable for any delays to the extent caused solely by Amdocs and/or AT&T.

 4.13 Third Party Software

The Parties recognize that third party software is required for the operation of the Software.  Amdocs shall require AT&T to be responsible to provide to Amdocs and Radcom the temporary use of the software, software version updates/upgrades and associated licenses for the following Third Party Software:

[**]

5.0 Special Software Terms

5.1 Delivery of Software

Software for the products shall initially be delivered by Radcom directly to AT&T for download electronically through transfer by means of telecommunications and any subsequent Updates of such Software to which AT&T is entitled, shall be made available as above. Unless and until directed in writing by Amdocs to do so, Radcom will not transfer any disks, tapes or other tangible property containing a product’s Software, or any subsequent Updates of that Software, to AT&T.

5.2 Documentation Updates

During the applicable Support and Maintenance period, Radcom agrees to make available to Amdocs (who shall then make them available to AT&T) updates to Documentation furnished to Amdocs hereunder which is related to the use and support of the Software (when such updates are made generally available to Radcom’s other customers who are covered by Support and Maintenance).  Documentation shall be maintained and revised to incorporate new or revised operating procedures resulting from corrections to and revisions of the Software.  Radcom shall also provide written communications (which may be via email) concerning the Material, Updates, newly available Upgrades, programming notes, and Documentation corrections to Amdocs with respect to Material that is under Support and Maintenance.  In addition, during the applicable Support and Maintenance period, Radcom agrees to promptly assist Amdocs with any undocumented error or abnormal program end conditions encountered by AT&T with respect to any of the corresponding Material.

5. 3 Program Protection and Security

a.
Amdocs shall require in its agreement with AT&T that AT&T shall not provide or otherwise make available the Software in any form to any unaffiliated third party, except as provided in this Agreement, ,, the EULA or in an Order accepted by Radcom.

b.
Amdocs shall require in its agreement with AT&T that AT&T shall take appropriate action, by instruction, agreement or otherwise with the persons permitted access to the Software and Documentation, to satisfy the obligations pursuant to its agreement with Amdocs with respect to use, protection and security of the Software and Documentation.

c.
Amdocs shall provide in its agreement with AT&T that  AT&T’s  rights of disclosure under its agreement with Amdocs shall include the right to provide the Software and related Documentation to AT&T’s agents and contractors anywhere in the world who have a reasonable need for it in connection with for the performance of services for AT&T  under its agreement with Amdocs , provided that the Software and related Documentation may not be provided to a third party for the purpose of allowing that third party to develop or participate in the development of a product or service that competes with Radcom’s products.

5.4 Software

Subject to the execution of the Agreement, AT&T will receive from Radcom a Worldwide, Perpetual License to the Software outlined below:

[**]

It is agreed, that the license granted to AT&T for the Software shall be as set forth in the EULA.

5.5 Software Enhancement Notification

a.
Radcom will use commercially reasonable efforts to notify Amdocs and AT&T in writing (which may be via email) of all Updates for Software licensed hereunder to which Amdocs will be entitled for the purpose of providing them to AT&T, at least [**] prior to the availability of that Update.

b.	each new Update of Software (provided under a Support and Maintenance agreement) will be subject to AT&T policies but for that particular Update only.

c.
The Parties will seek to identify future Software Updates through the Radcom/Amdocs/AT&T roadmap planning sessions and/or on-going communication exchanges.  The Parties will seek to jointly identify and document an annual (calendar year) inventory of future Software Updates to be included as part of that year’s Software releases to be made available as part of Support and Maintenance (the “Annual Software Feature List”).

5.6 Software Support

Radcom shall make available to Amdocs for the sole purpose of Amdocs then providing to AT&T all Updates to Software licensed hereunder for no additional cost during the term of the Support and Maintenance Agreement and Software technical support at no additional cost during the Warranty Period for such Software.

5.7 Software Updates

a.
With respect to any Updates provided to Amdocs for AT&T hereunder, RADCOM acknowledges and agrees that as per Amdocs agreement with AT&T, AT&T will have the right to remove same and replace it with the previous version if such new version will degrade or impair AT&T’s network.  If Amdocs wishes to resell licenses for any new features or functionality of Software that are not licensed to AT&T as part of an Update and are licensed separately, then Amdocs and Supplier will negotiate in good faith on a license fee or payment for such feature or functionality.

5.8   Support of Previous Versions

Provided that Amdocs enters into a separate Support and Maintenance Supplement, during the applicable Support and Maintenance term for the benefit of AT&T, Radcom agrees that, for all Software covered by Support and Maintenance, Radcom will make available error correction and technical support for each version of that Software for at least [**] months following Radcom’s initial release of that version.

6.0    Warranties, Indemnities and Liabilities for Software Licenses, Services and related Maintenance

The standard warranties, indemnities and liability obligations set forth in this Agreement and in the Subcontractor Agreement  shall apply with respect to all Services provided under this Agreement including but not limited to development, Paid For Development, Maintenance and Support, testing, installation and implementation;

The standard warranties, indemnities and liability obligations set forth in this Agreement and the VAR shall apply with respect to Amdocs’ resale of the Software to AT&T.

AT&T’s right to use the Software, and the related warranties, indemnities and liabilities, are provided to AT&T in accordance with the EULA and this Agreement.

[**]

7.0    Escrow/Source Code

[**]

8.0    General Provisions

Without derogating from those rights and licenses given directly from Radcom to AT&T under Section 4.6 above and/or the Software license granted to AT&T by Radcom under the EULA, a person who is not a party to this Agreement and/or the General Agreements, may not enforce any of their terms.

The last sentence of Section 11.3 of the Subcontractor Agreement, which obligates Radcom to reimburse Amdocs within [**] days, shall not apply to the Software license and Services. It is expressly understood that all indemnification obligations in this Agreement and the General Agreements shall continue to apply.

9. 0    Additional Appendices

Appendix A: Statement of Work or Requirements

Appendix B: Fees

Appendix C: AT&T Responsibilities

Appendix D: Additional Features

Appendix M: Change Processes with Forms A through F

Appendix O: [**]

Appendix Q: Software Enhancement Form

10.0    Execution of Agreement

10.1 Transmission of Original Signatures and Executing Multiple Counterparts

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an Original signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date the last Party signs.
Amdocs Software Systems Limited	Radcom Ltd.
By: /s/ Philip Butler	By: /s/ David Ripstein
Printed Name: Philip Butler	Printed Name: David Ripstein
Title: Director and Assistant Secretary	Title: President & CEO
Date: December 30, 2015	Date: December 30, 2015

Proprietary Information

Appendix A: Statement of Work

This Agreement incorporates the requirements for the Virtual Probe Solution (vprobe). The following document constitutes AT&T’s and Amdocs’ Specifications, which may be amended during the course of Work hereunder by use of the Change Management Process:

Document Version	Scope Items
V4	[**]

Appendix B: Fees

1.	License

the Software license fee of US$ [**] million will be invoiced as set forth in the table 1 below.

[**]
[**]
[**]

2.
In the event that based on a material breach by RADCOM of this Supplement Agreement or the General Agreements, which was not cured by RADCOM within [**] days of receipt of notice from Amdocs, Amdocs is in a material breach of its applicable agreement with AT&T and as a result, Amdocs is contractually obligated to pay AT&T any amounts attributable to licenses, Radcom will promptly indemnify Amdocs up to [**] for any amounts paid to AT&T.

3.	Additional Features

An additional license payment for Additional Features (as outlined in Appendix D) is not due until the requested Features are delivered and [**]. RADCOM may invoice the corresponding amount listed in Appendix D1 for each additional feature delivered upon AT&T’s [**] of that additional feature. For clarity the amount for all Additional Features as outlined in Appendix D shall not exceed [**].

4. Paid-For Development and Upgrades

The annual charges for additional feature functionality that is mutually agreed per roadmap discussions will be negotiated based on the individual feature content but shall not exceed US$ [**] million per [**] except as set forth below.

Any feature functionality that constitutes Paid-For Development shall be subject to the terms of Section 4.6 of the Agreement.

In the event Amdocs requests development work significantly in excess of per year, and Radcom can reasonably substantiate the incremental costs, both Parties agree to discuss in good faith whether an increase in those charges is justified.

The parties agree that as per their understanding of the current applicable taxation legislation, Amdocs (and/or its Affiliates) shall not withhold any tax payments, from any payments it and/or its Affiliates will make to Radcom, which are attributed to licenses of the Software, Paid for Developments, Upgrades or any Services of Radcom, resold by Amdocs to [**]. In the event of a change in the applicable taxation legislation, which will obligate Amdocs to withhold tax payments, then the Parties shall discuss in good faith for the purpose of finding an amicable solution.  If the Parties fail to reach an amicable solution, Amdocs shall follow the applicable taxation legislation.

Appendix C - AT&T Responsibilities

AT&T will be responsible for the following:

•	Provide a timely response to open issues and action items as raised by Radcom
•	Provide physical access into AT&T premises to Radcom employees, including outside of standard business hours.
•	Provide physical office environment for Radcom engineers on site (Desk, chairs, power, internet connection)
•
24x7 Remote access to all servers and clients running Radcom Software (Windows applications as well as command line interfaces). At least 15 concurrent remote connections. Open the Remote access to multiple TCP/UDP ports (list of ports will be provided by Amdocs)

•	Ensure that Software will receive required traffic 24x7 from AT&T, including simulated and live traffic
•	Responsible to provide the required hardware
•	Provide full description of network elements
•	Provide full description of traffic (shape, type, protocols, scenarios, correlation etc.)
•	Provide full details of network sizing and expected growth
•	Provide Network Time Protocol (NTP) servers
•	Provide access to DNS servers
•	Provide access to DHCP servers
•	Provide access to SMTP servers
•	Provide SNMP access
•
Provide network inventory Enrichment data – IP addresses, types and names for all network elements,  sites, markets, sub-markets, APNs, Charging codes, Realms, MCC/MNC codes, Cell Global Identifier (CGI) values and names, Type Approval Code (TAC) – UE manufacturer / Model mapping.

•	Assign the required HW resources to the virtual machines (compute, network, storage) according to Supplier's sizing
•	Assign the require HW performance according to product requirements provided by Supplier
•	Assign IP addresses to the virtual machines.
•	Provide IP/VLAN connectivity between all Software components, within sites and between sites as well as between Software and test PCs as well as AT&T client PCs.
•	Open all ports between Software components in Firewall
•	Allocate qualified personnel who shall work with Supplier
•	Provide technical focal point from AT&T for support.
•	Provide at least three (3) Windows client PCs/VMs per site for running MaveriQ OAM applications, with internet access
•	Provide at least three (3) User Equipment units for testing purposes, with the ability to perform test calls for scenarios required in the project scope, including phones, SIM cards, etc

•	Provide detailed documentation, KPI samples, XDR samples, XML samples for [**] and on-going updates in advance of any changes in the interface of the production environment.
•	Provide detailed documentation, samples, application access and testing environment to APIs for [**] data and on-going updates in advance of any changes in the interface of the production environment
•	Provide detailed documentation, KPI samples, XDR samples, XML samples for [**] and on-going updates in advance of any changes in the interface of the production environment
•	Provide detailed documentation samples, application access and testing environment to APIs for [**] and on-going updates in advance of any changes in the interface of the production environment
•
Provide detailed documentation, samples, application access and testing environment for AT&T APIs that Supplier is required to integrate with (e.g. AT&T’s User Authentication platform) and on-going updates in advance of any changes in the interface of the production environment

•	Provide detailed definitions and calculation methodology descriptions for new KPIs required by AT&T
•	Provide test plan & test case documents for required testing procedures, at least 4 weeks before the start date of the test session
•
Provide sample pcap trace files and key files from AT&T network for protocols and interfaces required in the project, for testing & validation, including on-going updates in advance of any changes in the interfaces/protocols in the production environment

•
Provide timely information & answers to Supplier, including Supplier’s technical questions with regards to AT&T network, network elements, interfaces, protocols, call flows, platforms and 3rd party solutions that interact with Supplier’s solution.

Appendix D - Additional Features [**]

Appendix D-1 Additional Features Pricing [

This list of Additional Features represents the chargeable portion of the full list of features in Appendix D.

Commences on following page [**]

Appendix K Offshore Locations

Country(ies) where services are authorized by AT&T to be performed (physical location address is also required if the Services involve Information Technology-related work or if a “virtual” or “work-from-home” address is authorized)
		City(ies) where services will be performed for AT&T	Services to be performed at approved Physical Location	Name of Supplier / Supplier Affiliate, and/or Subcontractor performing the services
Israel	24 Raoul Wallenberg Street, Tel-Aviv 69719	Tel Aviv	Research & Development (R&D), PS, M&S	Radcom
Brazil	Al. Mamoré, 503 – 13º andar sala Alphaville – Barueri/SP	Alphaville	PS, M&S	Radcom
India	Level 4, Rectangle 1, Commercial Complex D-4, Saket, New Delhi - 110017	New Delhi	PS, M&S	Radcom

Radcom acknowledges that AT&T is constantly reviewing the security requirements for AT&T’s networks, systems and applications. As a condition to AT&T and Amdocs approving this Agreement and granting Radcom access to AT&T’s non-public, firewall-protected networks, systems and/or Information, Supplier agrees that, in the event AT&T identifies a security issue involving such access that requires a modification of Supplier’s access granted pursuant to this Agreement to be resolved, Radcom will renegotiate such access as necessary for AT&T to resolve the security issue. In the event that the Parties are unable to successfully renegotiate such access, Amdocs shall have the right to terminate this Agreement, only in the event AT&T has terminated its agreement with Amdocs for this reason. Notwithstanding any terms (including notice or termination requirements) to the contrary in this Agreement and the General Agreements, the effective date of AT&T’s termination with Amdocs, shall be the effective date of Amdocs’ termination with Radcom

Appendix M - Change Control Process and Forms
Change Control Process

If either Party identifies the need for any change to the Specifications (“Change Control”) under this Agreement, including any Order, the Parties shall proceed in accordance with the change Control Process set forth herein.

A.
If Amdocs is the Party submitting the request, Amdocs shall complete Form A and describe in reasonable detail the change it is proposing, and any effects on other Specifications or on the delivery schedule of which it is aware.  Radcom shall strive to respond to such request as soon as reasonably practical, but no later than ten (10) working days.  Radcom’s response shall be using Form B.  Subsequent communication shall use Form A and Form B, respectively, until the Parties either agree upon the terms pursuant to which the proposed change will be made, or agree that the proposed change will not be made and agree to close the proposed Change Order.  An agreement to proceed with the proposed change must be documented by using Form E.

B.
If Radcom is the Party submitting the request, Radcom shall complete Form C and describe in reasonable detail the change it is proposing, and the effects, if any, on other Specifications, schedule, and cost.  AT&T shall strive to respond to such request as soon as reasonably practical, but no later than ten (10) working days.  AT&T’s response shall be using Form D.  Subsequent communication shall use Form C and Form D, respectively, until the Parties either agree upon the terms pursuant to which the proposed change will be made, or agree that the proposed change will not be made and agree to close the proposed Change Order.  An agreement to proceed with the proposed change must be documented by using Form E.

C.
The rights and obligations of both Parties in connection with this Agreement, including any Order, shall not be changed, until a proposed Change Order is agreed to by executing Form E.  Until both Parties have executed Form E, each Party shall continue to perform its obligations in accordance with the Agreement and the Order(s) placed under the Agreement.

D.	In the event Form E contains terms that are different than those set forth in the Agreement or the Order(s), the terms contained in Form E shall apply.

E.	The Change Control Log, included as Form F, shall be used by the Parties to track and monitor all proposed changes.

F.    The standard AT&T feature request form will be used to initiate a request for new features.

FORM A

AMDOCS PROPOSED CHANGE ORDER

Change Order #:

Date:                                                                 Affected Order(s):

1.
Proposed Specification Changes - [Identify the Specification(s), including where the Specification(s) is described in the Order, and summarize in reasonable detail the proposed changes to such Specification(s).]

        2.             Effective Date For Proposed Change:
Date:

3.	Summarize Expected Or Possible Impact On Other Specifications Or Schedule

4.	Specify Any Key Assumptions, Additional Terms, Or Other Important Information

Direct all Inquiries to Amdocs’ Project Manager:

Submitted by:  ______________________________________

Telephone #:                                                  Fax #:

FORM B

RADCOM REPLY TO AMDOCS PROPOSED CHANGE ORDER
Change Order #:

        Date:                                                                 Affected Order(s):

1.	Proposed Specification Changes [Reiterate and summarize Supplier’s understanding of the proposed changes to the Specification(s)]

2.	Effective Date For Proposed Change [Indicate the date the change can be implemented.]

Date:

3.	Summarize Expected Or Possible Impact On Other Specifications Or Schedule [Indicate the impact on other Specifications, schedule of delivery, and cost/budget, if any.]

4.	Specify Any Key Assumptions, Additional Terms, Or Other Important Information

Direct all Inquiries to Supplier’s Project Manager:

Submitted by:  ______________________________________

Telephone #:                                                  Fax #:

FORM C
RADCOM PROPOSED CHANGE ORDER

Change Order #:

        Date:                                                                 Affected Order(s):

1.	Proposed Specification Changes - [Identify the proposed Specification(s) and describe in reasonable detail the proposed changes.]

2.	Effective Date For Proposed Change:

Date:

3.	Summarize Expected Or Possible Impact On Other Specifications Or Schedule [Indicate the impact on other Specifications, schedule of delivery, and cost/budget, if any.]

4.	Specify Any Key Assumptions, Additional Terms, Or Other Important Information

Direct all Inquiries to Radcom’s Project Manager:

Submitted by:  ______________________________________

Telephone #:                                                  Fax #:

FORM D
AMDOCS’ REPLY TO RADCOM’S PROPOSED CHANGE ORDER

Change Order #:

        Date:                                                              Affected Order(s):

1.	Proposed Specification Changes [Reiterate and summarize Amdocs’ understanding of the proposed changes to the Specification(s)]

2.	Effective Date For Proposed Change [Indicate the proposed effective date of the change.]

Date:

3.
Summarize Expected Or Possible Impact On Other Specifications Or Schedule  [Indicate the impact on other Specifications, schedule of delivery, and cost/budget, if any Amdocs expects may occur as a result of Radcom’s proposed change.]

4.	Specify Any Key Assumptions, Additional Terms, Or Other Important Information [Indicate on what basis Amdocs would be willing to agree to Radcom’s proposed change order.]

Direct all Inquiries to Amdocs’ Project Manager:

Submitted by:  ______________________________________

Telephone #:                                                  Fax #:

FORM E

CHANGE CONTROL APPROVAL

Change Order #:

        Date:                                                              Affected Order(s):

1.	Agreed Upon Change To Specification(s): [Identify Specification that will be changed.]

2.	Date Scope Change Effective:[State the date the change will be effective.]

Date:

3.	Describe Scope Change, including any Specifications: [Describe the agreed upon change in full detail.]

4.	Revised price, payment schedule, and delivery schedule, if any, of the proposed change: [State any changes to the original delivery schedule, original price, and payment schedule.]

5.	Additional Terms and Conditions: [State any terms and conditions that apply to the proposed change.]

IN WITNESS WHEREOF, the Parties approve this Change Order No. ______ and incorporate it into Order No. _______.  If the terms of this Change Order are inconsistent with the terms of Order No. ______ or the Agreement, the terms of this Change Order shall control.

Amdocs Software System Limited	Radcom, Ltd.
By:	By:
Printed Name:_________________________	Printed Name:__________________________
Title:	Title:
Date:	Date:

FORM F

CHANGE CONTROL LOG

Change Order Number	Change Component	Priority (High, Med., Low)	Description of Change	Level of Effort	Comments	Status	Status Date

Appendix O [**]

Appendix Q - Software Enhancement Notification Form (SEN)

SOFTWARE ENHANCEMENT NOTIFICATION FORM

Revision # ____________

Supplier Name:  _________________________________________________________

Product Name:  _________________________________________________________

Software Release (Enhancement) No.: ____________________________________________

Software Features Added/Removed from previous releases (Please list any patches included); _______________________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________

Software Compatibility (List all previous releases compatible or incompatible with this release): ______________________________________________________________________________________________________________________________________________________________

Hardware Compatibility (List all new or additional Hardware requirements or incompatibilities): _________________________________________________________________________________________________
_______________________________________
______________________

List applicable Documentation: _______________________________________________________________________________________________________________________________________________
_______________

Date Available to AT&T Labs for testing (including Documentation): _______________________________

Date of anticipated First Office Application (FOA): _______________________________________

Date of General Availability (GA): ____________________________________________________

Supplier Contact Name: ________________________________________

Telephone: ________________________________

ACKNOWLEDGEMENT:

Amdocs Software Systems Limited.                                       Radcom, Inc.

By: _________________________________                 By: ___________________________________

Name: _______________________________                  Name: _________________________________

Title: ________________________________                 Title: __________________________________

Date: ________________________________                 Date: __________________________________